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                                                                    EXHIBIT 10.4

                        AMENDMENT TO EMPLOYMENT AGREEMENT

      This Agreement is dated April 26, 2002, and is effective on the Effective Date defined below. Its parties are NORTH POINTE HOLDINGS CORPORATION, a Michigan corporation, of 28819 Franklin Road, Suite 300, Southfield, MI 48034 ("NPHC"), NORTH POINTE FINANCIAL SERVICES, INC., a Michigan corporation, of 28819 Franklin Road, Suite 300, Southfield, Ml 48034 ("NPFS") [for purposes of
Section 1 only] and JAMES G. PETCOFF ("Executive").

                                   BACKGROUND

      The Executive has served in various executive capacities in the insurance industry for many years, including serving as Chief Executive Officer, President, and as a Director of North Pointe Financial Services, Inc. ("NPFS") and its affiliates since 1986.

      Since 1993, the Executive has been a party to an Employment Agreement with NPFS. A copy is attached. NPHC has agreed to purchase NPFS (and interests in certain other businesses). NPHC recognizes that the Executive's contribution to NPHC's success will be substantial, as it has been to NPFS' success. NPHC believes it to be important to ensure Executive's continued employment with NPFS and its other subsidiaries, and with NPHC, and to provide the Executive with reasonable remuneration arrangements.

      The parties wish to enter into this Amendment to the Employment Agreement to clearly define and clarify the terms of Executive's employment as an executive officer, and director of NPHC.

                                      TERMS

      NOW, THEREFORE, for the consideration stated below, the parties agree as follows:

      1. Assignment and Assumption. NPFS assigns to NPHC all of its rights under the Employment Agreement. NPHC assumes all of NPFS' obligations under the Employment Agreement. The Executive consents to this assignment and assumption. The Employment Agreement is amended so that every reference in the Employment Agreement to "NPFS" is changed to "NPHC." All references to Paragraph numbers in this Amendment refer to the Employment Agreement, unless specified otherwise.

      2. Effective Date. This Amendment is effective on the date of the closing of NPHC's purchase of NPFS under the terms of the Agreement and Purchase and Sale between Ernst & Young, Inc., as Interim Receiver of Queensway Financial Holdings Limited and Queensway Holdings, Inc. as seller and 2005662 Ontario Limited as purchaser, and the Assignment and Assumption Agreement between 2005662 Ontario Limited as assignor and NPHC as assignee, both dated March 5, 2002 ("Purchase Agreements"). The transactions described in the Purchase Agreements are collectively called the "Acquisition." If the Acquisition does not close, the Employment Agreement will remain fully effective.


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      3. Employment. NPHC will employ the Executive as Chief Executive Officer,
President, and Director. NPHC may also employ the Executive as an officer or director of its subsidiaries. This Agreement's terms govern all such employment. The Executive accepts this employment

      4. Term of Employment. In Paragraph 2, the Employment Agreement's initial term of five (5) years will begin on the Effective Date. The phrase "Paragraph 6" is replaced by "the paragraph titled "Termination of Agreement".

      5. Compensation. In Paragraph 4, the Executive initially shall receive an annual base salary of $550,000 for his services.

      6. Deferred Compensation Plan. The Executive's compensation also includes compensation as described in NPHC's Executive Deferred Compensation Agreement and Plan ("Deferred Compensation Plan"). The Executive acknowledges that the Deferred Compensation Plan is unfunded and unsecured, and the Executive's actual receipt of deferred compensation under that Plan is contingent on NPHC's capacity to pay the deferred compensation at the time that the Executive becomes entitled to receive it.

      7. Acquisition-related Payments. NPHC is entering into credit facilities to close the Acquisition. The Executive will be required to personally guaranty these credit facilities. NPHC will pay the Executive an annual fee in the amount of five (5%) percent of the amount he guarantees as compensation for taking on this personal liability for NPHC's benefit. This fee will be paid to the Executive within thirty (30) days of his signing the guaranty. In addition, as part of the Acquisition the Executive has had to give up rights and claims that he has against Queensway Financial Holdings Limited, including claims m connection with the 1998 sale of NPFS. NPHC benefits from the Executive's actions because the Acquisition could not otherwise take place. NPHC will reimburse or otherwise compensate the Executive for any liabilities that he incurs relating to the Acquisition.

      8. Benefits. During the Contract Term the Executive will be entitled to participate at the highest level in all employee benefit plans or arrangements maintained by NPHC and/or its subsidiaries, as further described in Paragraph 5.

      9. Benefits: Vacation and Sick Leave. In Paragraph 5(a), the Executive will be entitled to eight (8) weeks of vacation per year. NPHC adopts the sick leave and paid time off policies stated in the NPFS Employee Handbook.

      10. Benefits: Reimbursement of Business Expenses. In Paragraph 5(b), the Executive will be reimbursed for members' dues in two country clubs. All such amounts reimbursed to the Executive for these business expenses are not to be considered taxable compensation to the Executive to the extent permitted by law, but are expenditures by NPHC for its benefit.

      11. Benefits: Perquisites. In Paragraph 5(c)(ii), the Executive's automobile allowance will be no more than $1,500 per month, subject to agreed-upon increases.


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      12. Other Benefits. During the Contract Term, NPHC may provide and pay for and the Executive will be entitled to participate in any other benefit plans that may be made available to NPHC's executive personnel and that of its subsidiaries.

      13. Termination of Agreement: Automatic Termination. Paragraph 6(a)(ii) is replaced by:

      "(ii) the Executive becomes disabled. The Executive is `disabled' (and suffers from a `disability') if any of the following occurs:

            a. A court with jurisdiction over the matter appoints a guardian or conservator over Executive or his property.

            b. The Executive has been determined to be unable to provide for his own basic physical needs such as food, shelter and clothing due to a mental or physical condition. This condition must exist for at least six consecutive months to qualify as a disability. The physician that regularly attends the Executive will make this determination. If NPHC's Board of Directors does not agree with the physician's determination, it will engage at NPHC's expense a physician to examine the supposedly disabled Executive. If those two physicians cannot agree on a final opinion, they will chose a third physician, and that physician's opinion will control. The expense of the third physician will be evenly divided between the Executive and the Board of Directors. The Executive consents to examinations discussed in this Subsection, and waives any patient-physician privilege resulting from the examination.

            c. Proceeds are paid under a disability insurance policy on the Executive.

            d. The Executive receives Social Security disability benefits."

      14. Termination of Agreement: Discretionary Termination. In Paragraph 6(b), additional grounds for NPHC to terminate the Employment Agreement are "(iv) the Executive is convicted of or pleads guilty or no contest to, a felony or a crime involving moral turpitude or (v) the Executive commits intentional acts that the Board of Directors reasonably determines to be substantially detrimental to the best interests of NPHC."

      15. Termination of Agreement: Suspension of Agreement. In Paragraph 6(c), the phrase "...unable to perform his duties under this Agreement on a full time basis for a period of six (6) consecutive months" is replaced with "unable to perform his duties under this Agreement on a full time basis for a period of four (4) consecutive months or six (6) months in any consecutive twelve (12) month period." In Paragraph 6(c), the following is added to the end of the
Paragraph: "If the Executive is unable to perform his duties for twelve (12) consecutive months, the Agreement will terminate pursuant to the "Automatic Termination" section above."

      16. Termination of Agreement: Liquidated Damages Upon Termination of Employment. In Paragraph 6(e), the phrase "...NPHC will pay to the Executive or, in the event of the Executive's death or legal incompetence, to the Executive's estate" is replaced with

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"NPHC will pay to the Executive (or if the Executive is deceased or disabled to the Executive's estate or personal representative)."

      17. Termination of Agreement: Termination by Executive for Cause. In Paragraph 6(f), the phrase "payment of base salary" will be followed by "or bonus or other amounts provided for in this Agreement."

      18. Change in Control. In Paragraph 8(b), the phrase "A `Change in Control' shall be deemed to have taken place if" will be followed by "at any time after the Effective Date." The following is added to the end of Paragraph 8(b): "For this Agreement's purposes, a `beneficial owner' of NPHC shares includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has, shares, or within 60 days has the right to acquire, voting power (which includes the power to vote, or to direct the voting of, any such security) and/or investment power (which includes the power to dispose, or to direct the disposition of, any such security) relating to the NPHC shares." In Paragraph 8(c)(ii), the phrase "for cause" is replaced with "for the reasons stated in the `Discretionary Termination' provision above." In Paragraphs 8(c)(iv) and (vii), the first word in both of those paragraphs, "Failure," is replaced with "A material negative change in or failure."

      19. Termination Payment Maximum. In Paragraph 9, the phrase "payment of the excise tax or" is added before the phrase "tax penalties to the Executive."

      20. Tax Calculations. All "excess parachute payments" within the meaning of Code Section 280G will be treated as subject to excise tax under Code Section 280G, unless in the opinion of tax counsel of both NPHC and the Executive, any such payments of benefits do not constitute parachute payments or represent reasonable compensation for services actually rendered within the meaning of Code Section 280G, or are otherwise not subject to the excise tax. If the tax counsel for NPHC and the Executive do not agree as to the value of the payments or benefits or any matter effectuating the tax provisions of this Agreement, they may select any reasonable way to resolve the matter(s), including selection of an independent expert and consultation with the IRS including preparing a submission for a private letter ruling. The parties will cooperate and act in good faith to resolve any open tax issues.

      21. Non-Competition Obligations. In Paragraph 10, the Executive is prohibited from competing during the Contract Term as well as thereafter as stated in the Paragraph. After the phrase "in the development of a liquor liability insurance product or service" add the phrase "or any product or service in competition with NPHC or its subsidiaries in any lines of business that constitutes at least 15% of the gross income of NPHC or its subsidiaries."

      22. Settlement of Controversy and Expenses. In Paragraph 11(b), replace the reference to "National Bank of Detroit" with "Comerica Bank, of Detroit, Michigan or its successor."

      23. Notices. Any notices to be given under this Agreement may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices will be addressed to the parties at the following addresses. Each party may change his address by written notice in accordance with this paragraph. Notices delivered

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personally will be deemed communicated as of actual receipt; notices mailed by certified or registered mail will be deemed communicated as of actual receipt; notices mailed first class will be deemed communicated as of two (2) days after mailing:

                   To NPHC:             28819 Franklin Road, Suite 300
                                        Southfield, MI 48034
                                        Attn: Francis C. Flood, General Counsel

                   To the Executive:    5853 Clearview Court
                                        Troy, MI 48098

      24. Entire Agreement. This Amendment together with the Employment Agreement constitutes a single agreement that supersedes any other agreements, either oral or in writing, between the parties with respect to the employment of the Executive by NPHC and its subsidiaries. If there is any conflict between this Amendment's terms and those of the Employment Agreement, this Amendment governs

                                    NORTH POINTE HOLDINGS CORPORATION,
                                    a Michigan corporation

                                    By: /s/ John H. Berry
                                        ----------------------------------------
                                        John H. Berry, Treasurer

                                    NORTH POINTE FINANCIAL SERVICES, INC.,
                                    a Michigan corporation [for purposes of
                                    Paragraph 1 only]

                                    By: /s/ John H. Berry
                                        ----------------------------------------
                                          John H. Berry, Chief Financial Officer

                                   /s/ James G. Petcoff
                                   ---------------------------------------------
                                   JAMES G. PETCOFF

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